EXHIBIT 23.3
[Westward Environmental, Inc. Letterhead]

February 27, 2015
Emerge Energy Services LP
180 State Street, Suite 225
Southlake, TX 76092
Ladies and Gentlemen:
The undersigned hereby consents to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-196465) of references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Emerge Energy Services LP for the year ended December 31, 2014 (the “Form 10-K”) and any amendments thereto. We hereby further consent to the use in such Form 10-K and Form S-3, and any amendments thereto, of information contained in our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2014.
Respectfully submitted,

Westward Environmental, Inc.
s/s Tommy Mathews, PG 5321
Tommy Mathews, PG, REM President TX License No. 5321 Firm No. 50112